Exhibit (14)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form N-14, of our reports dated December 20, 2023 and May 24, 2024, respectively, relating to the financial statements and financial highlights of TCW High Yield Bond Fund, appearing in the Annual Report on Form N-CSR of TCW Funds, Inc. for the year ended October 31, 2023, and the financial statements and financial highlights of Metropolitan West Floating Rate Income Fund and Metropolitan West Investment Grade Credit Fund, each a series of Metropolitan West Funds, appearing in the Annual Report on Form N-CSR of Metropolitan West Funds for the year ended March 31, 2024, and to the references to us under the headings “Other Service Providers” and “Financial Highlights”, which are part of such Registration Statement.

Los Angeles, California
June 12, 2024